Exhibit 10.20

2011 Base Salaries

Executive Officer	Fiscal 2011 Base Salary (Effective January 1, 2011)
David Hung, M.D.	$688,275
Lynn Seely, M.D.	446,250
C. Patrick Machado	433,650
Rohan Palekar	418,600